Exhibit 10.16

                                COMMERCIAL LEASE

DATED:   August 15, 1995

BETWEEN: DARYL KOLLMAN and MARTA KOLLMAN

         1300 MAIN STREET

         KLAMATH FALLS, OR 97601                                       LANDLORD

AND:     NEW ALGAE COMPANY, dba CELL TECH

         1300 MAIN STREET

         KLAMATH FALLS, OR 97601                                       TENANT

      Landlord leases to Tenant the following described property on the terms and conditions stated below:

20,000 Square foot building at 537 Northern Heights in Klamath Falls, Oregon.

I. OCCUPANCY

      a) Original Term: The term of this Lease shall commence August 15, 1995, and continue on a month-to-month basis.

      b) Possession: Tenant's right to possession and obligations under this Lease shall commence on August 15, 1995.

II. RENT

      Basic Rent: Tenant shall pay to Landlord as rent the sum of Seven Thousand Dollars ($7,000.00) per month. Rent shall be payable on the 15th day of each month in advance at such place as may be designated by Landlord.

III. USE OF THE PREMISES

      a) Permitted Use: The premises shall be used for a shipping facility and general business purposes, and for no other purpose without the consent of Landlord.

      b) Restrictions on Use: In connection with the use of the premises, Tenant shall:

      (I) Conform to all applicable laws and regulations of any public authority affecting the premises and the use, and shall correct at Tenant's own expense any failure of compliance created through Tenant's fault or by reason of Tenant's use or as otherwise required from Tenant by the terms of this lease.


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      (2)   Refrain from any activity which would make it impossible to insure the premises against casualty, would increase the insurance rate, or would prevent Landlord from taking advantage of any ruling of the Oregon Insurance Rating Bureau or its successor allowing Landlord to obtain reduced premium rates for long-term fire insurance policies, unless Tenant pays the additional cost of the insurance.

      (3) Refrain from any use which would be reasonably offensive to other tenants or owners or users of neighboring premises or which would tend to create a nuisance or damage the reputation of the premises.

      (4) Refrain from loading the floors beyond the point considered safe by a competent engineer or architect selected by Landlord.


      (5) Refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the premises without the written consent of Landlord.

      c) Construction of Improvements:

      Tenant shall be entitled to construct such improvements as it shall elect but at its sole expense.

IV. REPAIRS AND MAINTENANCE

      a) Landlord's Obligations: The following shall be the responsibility of
Landlord:

      (1) Repairs and maintenance of the roof and gutters, exterior walls (including painting), bearing walls, structural members, and foundation.

      (2) Repair of sidewalks, driveways, curbs, parking areas, and areas used in common by Tenant and Landlord or tenants of other portions of the same building.

      (3) Repair and maintenance of exterior water, sewage, gas, and electrical services up to the point of entry to the leased premises.

      b) Tenant's Obligations: The following shall be the responsibility of
Tenant:

      (1) Repair of interior walls, ceilings, doors and windows and related hardware, light fixtures, switches, and wiring and plumbing from the point of entry to the premises.

      (2) Any repairs necessitated by the negligence of Tenant, Tenant's agents, employees, and invitees.

      (3) All repairs and maintenance concerning the heating and air conditioning system.

      (4) All other repairs to the premises which Landlord is not required to make.


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      (5)   Maintain the subject premises in a clean and orderly condition.

      c) Inspection of Premises: Landlord shall have the right to inspect the premises at any reasonable time or times to determine the necessity of repair. Whether or not such inspection is made, the duty of Landlord to make repairs shall not mature until a reasonable time after Landlord has received from Tenant notice in writing of the repairs that are required.

V. INSURANCE

      a) Insurance Required: Landlord shall keep the leased premises insured at Landlord's expense against fire and other risks covered by a standard all-risk insurance policy with an endorsement for extended coverage. Tenant shall bear the expense of any insurance insuring the property of Tenant on the premises against such risks but shall not be required to insure.

      b) Waiver of Subrogation: Neither party shall be liable to the other (or to the other's successors or assigns) for any loss or damage caused by fire or any of the risks enumerated in a standard all-risk fire insurance policy with an extended coverage endorsement, and in the event of insured loss neither party's insurance company shall have a subrogated claim against the other.

VI. TAXES

      a) Property Taxes: Tenant shall pay as due all taxes on Tenant's personal property located on the leased premises. Landlord shall pay as due all real property taxes and special assessments levied against the leased premises.

      b) Special Assessments: If an assessment for a public improvement is made against the leased premises, Landlord may elect to cause such assessment to be paid in installments, in which case all of the installments payable with respect to the Lease term shall be treated the same as real property taxes as set forth above.

Bob Longo                                            Marta C. Kollman

Tenant                                               Landlord


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